[Letterhead of KPMG]

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Band Three Radio Limited

We consent to the incorporation by reference into the previously filed registration statements on Form S-3 (Nos. 33-5506, 33-49548, 33-57530, 33-61034,
33-72820,  3378540, 33-85296, 33-62073 and 33-62327), on Form S-4 (No. 33-62333)
and on Form S-8 (No. 33-67144) of Geotek Communications, Inc. (the "Company") of our report dated 15 July 1991, relating to the Band Three Radio Limited statements of the net loss and cash flows for the year ended 31 March 1991, which report was included in the Current Report on Form 8-K/A of the company, June 18, 1993.


/s/ KPMG
KPMG
LONDON, ENGLAND
18 September, 1995